ENERGY XXI GULF COAST, INC.

Senior Notes due 2013

REGULATION D PURCHASE AGREEMENT

REGULATION D PURCHASE AGREEMENT (the “Agreement”) by and among Energy XXI Gulf Coast, Inc., a Delaware corporation (the “Company”), Energy XXI (Bermuda) Limited, a Bermuda company and the ultimate parent of the Company (“Parent”), the other guarantors under the indenture referred to below (the “Subsidiary Guarantors,” and together with Parent, the “Guarantors”) and the Regulation D Purchasers listed on the signature page hereto (the “Regulation D Purchasers”).

WHEREAS:

A. The Company proposes to issue and sell $750,000,000 in aggregate principal amount of its Senior Notes due 2013 (the “Notes”). The Notes will be offered and sold (i) outside the United States (the “Regulation S Notes”) to the initial purchasers (the “Initial Purchasers”) in a transaction (the “Regulation S Offering”) exempt from the registration requirements of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder (collectively, the “Securities Act”) in reliance upon Regulation S of the Securities Act (“Regulation S”), and (ii) within the United States (the “Regulation D Notes” and, together with the Regulation S Notes, constitute the “Notes”) directly to the Regulation D Purchasers in a private placement (the “Regulation D Placement”) without being registered under the Securities Act in reliance upon Section 4(2) thereof and/or Regulation D thereunder (“Regulation D”).

B. In connection with the Regulation D Placement, the Company and Guarantors (together, the “Company Parties”) have entered into a placement agency agreement (the “Placement Agency Agreement”) with the placement agents named therein (the “Placement Agents”). Each of the Placement Agents have agreed to act as initial purchasers in connection with the Regulation S Offering (in such capacity, each, an “Initial Purchaser” and, collectively, the “Initial Purchasers”) subject to the terms and conditions and other provisions of a Regulation S Purchase Agreement (the “Regulation S Purchase Agreement”) to be entered into between the Initial Purchasers and the Company Parties.

C. Prior to or concurrently with the closing of the Regulation S Offering and the Regulation D Placement, the Company Parties will enter into an Amended and Restated First Lien Credit Agreement with the Lenders party thereto and The Royal Bank of Scotland plc, as Administrative Agent of the Lenders (such agreement and all related loan documents, collectively, the “Credit Agreement”). Proceeds from the sale of the Notes, and borrowing under the Credit Agreement will be used to finance the acquisition (the “Pogo Acquisition”) of certain of the offshore Gulf of Mexico oil and natural gas properties (the “Pogo Assets”) of Pogo Producing Company (“Pogo”) pursuant to the Purchase and Sale Agreement (the “Purchase and Sale Agreement”) dated as of April 24, 2007 between Pogo and Energy XXI GOM, LLC, a wholly-owned subsidiary of the Company (“Buyer”), and to repay certain debt and to pay fees and expenses of these transactions as summarized in the Preliminary CIM (as defined below). The closing of the Pogo Acquisition under the Purchase and Sale Agreement will occur concurrently with the closing of the Regulation S Offering, the Regulation D Placement and the borrowing under the Credit Agreement (the “Closing Date”).

D. The Notes will be issued pursuant to an indenture (the “Indenture”), to be entered into between the Company, Parent, the other Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). Pursuant to the Indenture, the Guarantors shall fully and unconditionally guarantee, on a senior basis, to each holder of the Notes and the Trustee, the payment and performance of the Company’s obligations under the Indenture and the Notes (each such guarantee being referred to herein as a “Guarantee.”

E. Holders of the Notes will be entitled to the benefits of a registration rights agreement (the “Registration Rights Agreement”) to be entered into among the Company Parties, the Initial Purchasers and the Regulation D Purchasers pursuant to which the Company Parties will agree, among other things to (i) file a registration statement (the “Registration Statement") with the Commission for a registered offer (the “Exchange Offer”) to exchange any and all of the Notes for a like aggregate principal amount of notes that are identical in all material respects to the Notes (the “Exchange Notes”) except for that the Exchange Notes will not contain terms with respect to transfer restrictions or liquidated damages, (ii) use their reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act and (iii) use their reasonable best efforts to consummate the Exchange Offer, in each case, within the timeframe, and subject to the provisions contained therein.

F. The Company, Jefferies & Company, Inc., as closing agent (the “Closing Agent”), and Wells Fargo Bank, National Association, as escrow agent, will enter into an escrow agreement (the “Escrow Agreement”) to provide for the escrow of the proceeds for the purchase of the Notes and the payment of such proceeds on the Closing Date pursuant to the terms of the Escrow Agreement and as set forth in this Agreement.

G. This Agreement, the Credit Agreement, the Purchase and Sale Agreement, the Indenture, the Registration Rights Agreement and the Escrow Agreement are referred to herein collectively as the “Transaction Documents,” and the transactions contemplated hereby and thereby are referred to herein collectively as the “Transactions.” This Agreement, the Registration Rights Agreement and the Indenture are referred herein collectively as the “Regulation D Purchase Documents.” Nothing in this Agreement should be read to limit or otherwise modify the terms and other provisions of the Engagement Letter dated as of March 15, 2007 (the “Engagement Letter”) between Parent and Jefferies, provided that, in the event any terms of the Engagement Letter are inconsistent with or contradict any terms of this Agreement, this Agreement shall govern.

H. The Company has prepared a preliminary confidential information memorandum, dated May 12, 2007 (the “Preliminary CIM”), relating to the Regulation D Placement and the Regulation S Offering, (ii) a pricing term sheet attached hereto as Schedule I, which includes pricing terms and other information with respect to the Notes (the “Pricing Supplement” and, together with the Preliminary CIM, the “Time of Sale Document”) and (iii) a final confidential information memorandum dated the date hereof relating to the Regulation D Placement and the Regulation S Offering, as the same may be amended or supplemented (the “CIM”). “CIM” means, as of any date or time referred to in this Agreement, the most recent information memorandum (whether the Time of Sale Document or the CIM, and any amendment or supplement to either such document), including exhibits and schedules thereto.

NOW, THEREFORE, each of the Company Parties hereby agrees and, the Regulation D Purchasers hereby severally agree as follows:

1. PURCHASE AND SALE OF REGULATION D NOTES.

(a) Purchase and Sale of Regulation D Notes.

(i) Closing. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 5 and 6, at the closing of the Regulation D Placement (the “Closing”), the Company shall issue and sell to the several Regulation D Purchasers, and the Regulation D Purchasers severally agree to purchase from the Company on the Closing Date (as defined below), the principal amount of Regulation D Notes set forth in the confirmations of sale delivered to the Regulation D Purchasers by or on behalf of the Company on or about the date hereof. The Closing shall occur at the offices of Vinson & Elkins LLP, First City Tower, 1001 Fannin Street, Suite 2500, Houston, Texas 77002-6760.

(ii) Determination of Closing Date. The date and time of the Closing (the “Closing Date”) shall be 10:00 a.m., New York City time, on June 8, 2007 (or such later date as is mutually agreed to by the Company and the Closing Agent); provided, however, that if the Closing has not taken place on the Closing Date because of a failure to satisfy one or more of the conditions specified in Section 5 or Section 6 hereof, “Closing Date” shall mean 10:00 a.m., New York City time, on the first business day following the satisfaction (or waiver) of all such conditions after notification by the Company to the Closing Agent of the satisfaction (or waiver) of such conditions, provided further, that if the Closing has not occurred by June 13, 2007, each Regulation D Purchaser’s payment of their respective portion of the Purchase Price that was deposited into the escrow account will be returned to it promptly as set forth in the Escrow Agreement.

(iii) Purchase Price. The purchase price for the Regulation D Notes to be purchased by the several Regulation D Purchasers at the Closing (in the aggregate, the “Purchase Price”) shall be set forth in the confirmation of sale delivered to the Regulation D Purchasers by or on behalf of the Company on or about the date hereof and the payment of the Purchase Price shall be made by the Regulation D Purchasers by wire transfer of immediately available funds in accordance with the instructions set forth in Section 1(b).

(b) Closing Mechanics.

(i) Closing Agent to Contact Regulation D Purchasers. By the fifth business day prior to the Closing, the Closing Agent, will contact the Regulation D Purchasers to confirm the closing mechanics set forth herein.

(ii) Company to Deliver Executed Regulation D Notes to Closing Agent for Regulation D Purchasers. At least three business days prior to the Closing Date, the Company will deliver to the Closing Agent duly executed certificates representing the Regulation D Notes in the form contemplated by the Indenture, registered in the names previously provided by the Closing Agent to the Company, which certificates the Closing Agent shall hold until the Closing Agent is directed to release such certificates by the Company for sale to the Regulation D Purchasers as provided in Section 1(b)(vi).

(iii) Regulation D Purchasers to Fund Purchase Price. On or before 10:00 a.m., New York City time, on the second business day prior to the Closing Date, each of the Regulation D Purchasers will deliver their respective portions of the Purchase Price to the Closing Agent by wire transfer in immediately available funds according to the wire transfer instructions previously delivered to each of such Regulation D Purchasers. Regulation D Purchasers will receive from the Company interest on the amount they funded according to the prior sentence at the initial interest rate to be borne by the Regulation D Notes for the number of days such funds remain deposited into the escrow account of the Escrow Agreement (computed on the basis of a 360-day year), payable on the Closing Date, as set forth in the Escrow Agreement; if there is no Closing, Regulation D Purchasers will receive from the Company interest on the amount they funded according to the prior sentence based on the return on Permitted Investments (as defined in the Escrow Agreement) applicable to such funded amounts, payable when such funds are returned to such Regulation D Purchasers, as set forth in the Escrow Agreement. The delivery of funds from a Regulation D Purchaser to the Closing Agent shall be deemed to constitute irrevocable instructions from such Regulation D Purchaser to the Closing Agent that the Regulation D Purchasers’ conditions to the Closing, as set forth in Section 6, will be deemed to be satisfied upon receipt by the Closing Agent of the Company Closing Certificate (as defined below) and, in that event, such Regulation D Purchaser agrees that the Closing Agent may instruct the Escrow Agent to release the funds as contemplated by, and subject to, Section 1(b)(vi). Funds received by the Closing Agent pursuant to this Section 1 (or funded by the Closing Agent in its sole discretion pursuant to Section 1(b)(iv)) will be held in trust and not as property or in the title of the Closing Agent.

(iv) Closing Agent Right to Fund for Late Regulation D Purchasers. In the event that any Regulation D Purchaser shall fail to deliver all or any of its respective portion of the Purchase Price on or before 9:00 a.m., New York City time, on the Closing Date:

(A) The Closing Agent may, in its sole discretion, but shall not be obligated to, fund the unfunded portion of the Purchase Price applicable to such Regulation D Purchaser, on behalf of such Regulation D Purchaser. The funding of any portion of the Purchase Price by the Closing Agent pursuant to this Section 1(b)(iv) shall not relieve a defaulting Regulation D Purchaser of any liability that it may have to the Company or the Closing Agent pursuant to this Agreement or for the breach of its obligations under this Agreement.

(B) In the event that the Closing Agent shall have funded any such unfunded portion as set forth in the preceding clause (A), the Closing Agent may, in its sole discretion, but shall not be obligated to, (I) retain, at and following the Closing, beneficial ownership in the Regulation D Notes as such Regulation D Purchaser would have been entitled to had it timely funded, (II) direct the disposition of such Regulation D Note to another party or (III) require such Regulation D Purchaser, upon written notice, to purchase such Registration D Notes from the Closing Agent within two business days after the Closing Date at a price equal to the initial offering price of such Regulation D Notes plus accrued and unpaid interest to the date of settlement.

(C) In the case of the preceding clause (B)(I) or (II), if so requested by the Closing Agent, (I) such Regulation D Purchaser shall take any action reasonably requested by the Closing Agent to effect the transfer of the applicable Regulation D Notes to the Closing Agent or such other party, as the case may be, and shall be deemed to have consented to the Closing Agent retaining and taking beneficial ownership, or directing the disposition, of such Regulation D Notes and (II) the Company shall transfer registration of such Regulation D Notes to, or as directed by, the Closing Agent.

(v) Distribution of Purchase Price Received by Closing Agent to Escrow Agent. Upon receipt of the Purchase Price from any Regulation D Purchaser, the Closing Agent will distribute such funds to the Escrow Agent for deposit into the escrow account to be established pursuant to the Escrow Agreement (the “Escrow Account”).

(vi) Release of Purchase Price Funds; Delivery of Regulation D Notes. On the Closing Date:

(A) upon receipt by the Closing Agent of a certificate from Chief Financial Officer of the Company (the “Company Closing Certificate”) certifying that the conditions to the Regulation D Purchasers’ obligations to close as set forth in Section 6 have been satisfied and in consideration for the sale of the Regulation D Notes to Regulation D Purchasers, the Closing Agent will instruct the Escrow Agent, pursuant to the terms of the Escrow Agreement, to release the Purchase Price as set forth in the Escrow Agreement; and

(B) in consideration for the receipt of the Purchase Price deposited in the Escrow Account as specified above, the Company shall deliver, the Regulation D Purchasers the Regulation D Notes to the applicable Regulation D Purchasers in accordance with the instructions contained in Annex A hereto.

2. REGULATION D PURCHASERS’ REPRESENTATIONS AND WARRANTIES.

Each Regulation D Purchaser represents and warrants, severally and not jointly, that:

(a) No Public Sale or Distribution. The Regulation D Purchaser is acquiring the Regulation D Notes for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof in a manner that would violate the Securities Act; provided, however, that by making the representations herein, the Regulation D Purchaser does not agree to hold any of the Regulation D Notes for any minimum or other specific term and reserves the right to dispose of the Regulation D Notes at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act and subject to the terms of the Regulation D Notes and the Indenture. The Regulation D Purchaser is acquiring the Regulation D Notes hereunder in the ordinary course of its business. The Regulation D Purchaser does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Regulation D Notes. As used in this Agreement, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(b) Regulation D Purchaser Status. Each of the Regulation D Purchasers acknowledges that it is one of the following:

(i) an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act; or

(ii) a “qualified institutional buyer” as defined in Rule 144A(a)(1) under the Securities Act.

Such Regulation D Purchaser also acknowledges that it has the knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Regulation D Notes.

(c) Reliance on Exemptions. The Regulation D Purchaser understands that the Regulation D Notes are being offered and sold in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Regulation D Purchasers’ compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Regulation D Purchasers set forth herein in order to determine the availability of such exemptions and the eligibility of the Regulation D Purchasers to acquire the Regulation D Notes.

(d) No General Solicitation or Advertising. The Regulation D Purchaser has not engaged, and will not engage, directly or indirectly in any form of “general solicitation” or “general advertising” in connection with the offering of the Regulation D Notes (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

(e) Independent Evaluation. The Regulation D Purchaser confirms and agrees that (i) it has independently evaluated the merits of its decision to purchase the Regulation D Notes, (ii) it has not relied on the advice of, or any representations by, Jefferies, Greenwich Capital Markets, Inc., BNP Paribas Securities Corp., BMO Capital Markets Corp., Capital One Southcoast, Inc. and Natexis Bleichroeder Inc. (each, a “Placement Agent” and, collectively, the “Placement Agents”) or any of their respective affiliates or any representative of the Placement Agents or their respective affiliates in making such decision, and (iii) neither the Placement Agents nor any of their respective representatives has any responsibility with respect to the completeness or accuracy of any information or materials furnished to the Regulation D Purchaser in connection with the transactions contemplated hereby, including the Preliminary CIM, Time of Sale Document and CIM.

(f) Information. The Regulation D Purchaser acknowledges that the Company has offered the Regulation D Purchaser materials relating to the business, finances and operations of the Company or relating to the offer and sale of the Regulation D Notes specifically requested by the Regulation D Purchaser and that historical financial information and pro forma financial information included in the Time of Sale Document, including under the headings “Summary - Energy XXI Summary Historical and Pro Forma Financial Data,” “Summary - Pogo Properties Summary Historical Financial Data,” “Summary - Summary Unaudited Consolidated Pro Forma Financial Statements” relating to the Pogo Assets, is unaudited and furthermore, that the pro forma financial information has not been prepared in accordance with Regulation S-X of the Commission. The Regulation D Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of the Company. The Regulation D Purchaser understands that its investment in the Regulation D Notes involves a high degree of risk and is able to bear the economic risk of such investment. The Regulation D Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Regulation D Notes and has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Regulation D Notes.

(g) No Governmental Review. The Regulation D Purchaser understands that no United States agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Regulation D Notes or the fairness or suitability of the investment in the Regulation D Notes nor have such authorities passed upon or endorsed the merits of the offering of the Regulation D Notes.

(h) Transfer or Resale. The Regulation D Purchaser understands that: (i) the Notes have not been and will not be registered under the Securities Act or any state securities laws; (ii) the Regulation D Purchaser agrees that if it decides to offer, sell or otherwise transfer any of the Regulation D Notes, such Regulation D Notes may be offered, sold or otherwise transferred only: (A) pursuant to an effective registration statement under the Securities Act; (B) to the Company; (C) outside the United States in accordance with Regulation S under the Securities Act and in compliance with local laws; or (D) within the United States (1) in accordance with the exemption from registration under the Securities Act and in compliance with any applicable state securities laws, or (2) in a transaction that does not require registration under the Securities Act or applicable state securities laws.

(i) Legends. The Regulation D Purchaser understands that upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of the Securities Act or applicable state securities laws, the certificates or other instruments representing the Regulation D Notes and all certificates or other instruments issued in exchange therefor or in substitution thereof, shall bear the legend(s) set forth in the Indenture, and that the Company will make a notation on its records and give instructions to the Trustee in order to implement the restrictions on transfer set forth and described herein.

(j) Validity; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Regulation D Purchaser and constitutes the legal, valid and binding obligation of the Regulation D Purchasers enforceable against the Regulation D Purchaser in accordance with its terms, except as such enforceability may be limited by general principles of equity or by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(k) Residency. For purposes of U.S. securities laws, the Regulation D Purchaser is a resident of the jurisdiction specified with respect to such Regulation D Purchaser on Annex A hereto.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES.

In addition to the other representations, warranties and agreements contained in the Agreement, each of the Company Parties hereby represents, warrants and agrees with, the Regulation D Purchasers as follows:

(a) No Material Misstatement or Omission. The CIM did not, as of its date, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The Transaction Documents. Each of the Company Parties has all necessary power and authority to execute and deliver the Transaction Documents to which they are a party and to perform its respective obligations thereunder; each of the Transaction Documents has been duly authorized by the Company Parties, as the case may be, and, when executed and delivered by the Company Parties, as the case may be, will constitute a valid and binding agreement of the Company Parties, as the case may be, enforceable against the Company Parties, as the case may be, in accordance with its terms; and the Indenture, when executed and delivered by the Company Parties will meet the requirements for qualification under the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Trust Indenture Act”).

(c) Acquisition of Pogo Assets. After giving effect to the Transactions contemplated by the CIM, the Company will have acquired the Pogo Assets as contemplated by the CIM.

(d) The Regulation D Notes. The Company has all necessary power and authority to execute, issue and deliver the Regulation D Notes; the Regulation D Notes have been duly authorized for issuance and sale by the Company, will be in the form contemplated by the Indenture and, when executed, authenticated and issued in accordance with the terms of the Indenture and delivered to and paid for by the Regulation D Purchasers pursuant to this Agreement, will constitute valid and binding obligations of the Company, entitled to the benefits of the Indenture, enforceable against the Company in accordance with their terms. The Regulation D Notes and the Guarantees will conform, in all material respects to the description thereof contained in the CIM.

(e) The Guarantees. Each of the Guarantors has all necessary power and authority to execute, issue and deliver its respective Guarantee; the Guarantees have been duly authorized for issuance and sale by each of the Guarantors, will be in the form contemplated by the Indenture and, when executed and the Guarantees issued in accordance with the terms of the Indenture, will constitute valid and binding obligations of each of the Guarantors, entitled to the benefits of the Indenture, enforceable against each of the Guarantors in accordance with their terms.

(f) The Exchange Notes and Related Guarantees. Each of the Company Parties has all necessary power and authority to execute, issue and deliver the Exchange Notes and the related Guarantees to which they are a party; the Exchange Notes and the related Guarantees have been duly authorized for issuance and sale by the Company Parties, as the case may be, will be in the form contemplated by the Indenture and, when executed, authenticated and issued in accordance with the terms of the Indenture and delivered to and exchanged for the Notes and the related Guarantees, as the case may be, will constitute valid and binding obligations of the Company Parties, as the case may be, entitled to the benefits of the Indenture, enforceable against the Company Parties, as the case may be, in accordance with their terms.

(g) No Material Adverse Change. Except as otherwise disclosed in the CIM, and for the period from and after the date hereof and prior to the Closing Date, except as otherwise disclosed or to be disclosed in the CIM: (i) there has been no material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations, whether or not arising from transactions in the ordinary course of business, of the Company and its subsidiaries, considered as one entity, Parent or the Pogo Assets (any such change is called a “Material Adverse Change”); (ii) Parent, or the Company and its subsidiaries, considered as one entity, have not incurred any material liability or obligation (including any off-balance sheet obligation), indirect, direct or contingent, not in the ordinary course of business nor entered into any material transaction or agreement not in the ordinary course of business; (iii) there has been no dividend or distribution of any kind declared, paid or made by the Company or Parent, except for dividends paid to the Company or other subsidiaries, any of the Company’s subsidiaries on any class of capital stock or repurchase or redemption by the Company or Parent or any of its subsidiaries of any class of capital stock; and (iv) there has not occurred any downgrading from the Caa2 rating by Moody’s Investors Service, Inc. and the CCC rating by Standard & Poor’s Rating Services accorded to any securities of the Parent of the Company, nor has any notice been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any securities of the Parent or the Company or any of its subsidiaries by any “nationally recognized statistical rating organization” (as such term is defined for purposes of Rule 436(g)(2) under the Securities Act).

(h) Going Concern of Company. On the Closing Date, after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the CIM, (i) the fair value and present fair saleable value of the assets of the Company and its subsidiaries on a going concern basis will exceed the sum of its stated liabilities and identified contingent liabilities; and (ii) each of the Company and its subsidiaries will not be (a) left with unreasonably small capital with which to carry on its business as it is proposed to be conducted, (b) unable to pay its debts (contingent or otherwise) as they mature or (c) otherwise insolvent. In computing the amount of such contingent liabilities at any time, such liabilities will be computed at the amount that, in the light of all the facts and circumstances existing at such time, represent the amount that can reasonably be expected to become an actual or matured liability.

(i) Independent Accountants. (i) UHY, LLP, who have expressed their opinion with respect to the financial statements of the Company and, the carve-out financial statements for Castex Energy, Inc. (which, in each case, includes the related notes thereto) included in the CIM and (ii) Grant Thornton LLP, who have expressed their opinion with respect to the financial statements of Marlin Energy Offshore L.L.C., Marlin Texas GP, L.L.C. and Marlin Texas L.L.C. (which term includes the related notes thereto) to be included in the CIM, are each (i) independent public or certified public accountants as required by the Securities Exchange Act of 1934 as amended (the “Exchange Act”), (ii) in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X and (iii) a registered public accounting firm as defined by the Public Company Accounting Oversight Board whose registration has not been suspended or revoked and who has not requested such registration to be withdrawn.

(j) Preparation of the Financial Statements. As of the date hereof, the financial statements contained in the Preliminary CIM and the Time of Sale Document and to be contained in the CIM, present fairly in all material respects the consolidated financial position of (i) the Company and its subsidiaries, (ii) Marlin Energy Offshore L.L.C., Marlin Texas GP L.L.C., and Marlin Texas L.L.C., (iii) the assets acquired from Castex Energy, Inc., and (iv) the Pogo Assets, in each case, as of and at the dates indicated and the results of each of their respective operations and cash flows for the periods specified. All such financial statements have been prepared in conformity in all material respects with generally accepted accounting principles applied on a consistent basis throughout the periods involved, except as contemplated by the CIM. As of the date hereof, the financial data set forth in the CIM, and the financial data set forth or to be set forth in the CIM will as of its date, fairly present the information set forth therein on a basis consistent with that of the audited and unaudited financial statements contained in the CIM.

(k) Pro Forma Financial Information. The pro forma financial information of the Company and its subsidiaries and the related notes thereto included under the captions Summary - Energy XXI Summary Historical and Pro Forma Financial Data,” “Summary - Summary Unaudited Consolidated Pro Forma Financial Statements” and “Capitalization” under the column “As Adjusted” and elsewhere in the CIM, as of its date, presented fairly the information contained therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the Transactions and circumstances referred to therein.

(l) Engineer Reports. The Company has heretofore delivered to the Placement Agents true, correct and complete copies of the engineering reports of (i) Netherland, Sewell & Associates, (ii) Miller & Lents, Ltd., and (iii) Ryder Scott Company LP (collectively, the “Engineer Reports”). There have been no material adverse developments concerning the matters reported in such Engineering Reports since their respective dates.

(m) Incorporation and Good Standing of the Company Parties. Each of the Company Parties has been duly incorporated or organized and is validly existing as a corporation, partnership or limited liability company, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization and has the power and authority (corporate or other) to own, lease and operate its properties and to conduct its business as described in the CIM as of its date, and to enter into and perform its obligations under each of the Transaction Documents to which it is a party. Each of the Company Parties is duly qualified as a foreign corporation, partnership or limited liability company, as applicable, to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the financial position, stockholders’ equity, results of operations or business of the Company, Parent or the Pogo Assets (a “Material Adverse Effect”). All of the issued and outstanding capital stock or other equity or ownership interest of each of the Subsidiary Guarantors has been duly authorized and validly issued, is fully paid and nonassessable and is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, charge, encumbrance or adverse claim, except as disclosed in the CIM. Parent does not, directly or indirectly, own any securities of any entity other than the Energy XXI (US Holdings) Limited, Energy XXI USA, Inc., the Company and its subsidiaries. As of the date hereof, the Company does not own or control, and as of the Closing Date, the Company will not own or control, directly or indirectly, any corporation, association or other entity other than (i) the subsidiaries listed on Annex B hereto and (ii) such other entities omitted from Annex B hereto, which, when such omitted entities are considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X.

(n) Capitalization and Other Capital Stock Matters. As of the date hereof, the capitalization of the Company and its subsidiaries presented on a consolidated basis in the CIM under the caption “Capitalization” under the column “Actual” is a fair summary of such capitalization in all material respects.

(o) Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required. None of the Company Parties (i) is in violation of its charter or by laws, (ii) is in default (or, with the giving of notice or lapse of time, would be in default or constitute a default) (“Default”) under any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument to which any of the Company Parties is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company Parties is subject (each, an “Existing Instrument”), or (iii) is in violation of any law, administrative regulation or administrative or court decree applicable to any of the Company Parties except with respect to clauses (ii) and (iii) of this sentence, for such Defaults or violations as would not, individually or in the aggregate, result in a Material Adverse Effect. The Company Parties’ execution, delivery and performance of the Transaction Documents to which they are a party and the consummation of the Transactions, including the issuance and sale of the Notes, (i) will not result in any violation of the provisions of the charter or bylaws of any of the Company Parties, (ii) will not conflict with or constitute a breach of, or Default or a Debt Repayment Triggering Event (as defined below) under, or result in the creation or imposition of any security interest, mortgage, pledge, lien, charge, encumbrance or adverse claim upon any property or assets of any of the Company Parties pursuant to, or require the consent of any other party to any Existing Instrument or other third party and (iii) will not result in any violation of any law, administrative regulation or administrative or court decree applicable to any of the Company Parties except with respect to clauses (ii) and (iii) of this sentence, for such conflicts, breaches, Defaults, Debt Repayment Triggering Events or violations as would not, individually or in the aggregate, result in a Material Adverse Effect. As used herein, a “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company Parties.

(p) Regulatory Approval. No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency, is required for each of the Company Parties’ execution, delivery and performance of the Transaction Documents to which it is a party and consummation of the Transactions, except (i) with respect to the transactions contemplated by the Registration Rights Agreement or the filing of a Current Report on Form 8-K with the Commission as may be required under the Securities Act and the Exchange Act, as the case may be, (ii) as required by the state securities or “blue sky” laws, and (iii) for such consents, approvals, authorizations, orders, filings or registrations that have been obtained or made and are in full force and effect except as would not have a Material Adverse Effect.

(q) No Material Actions or Proceedings. Except as otherwise disclosed in the CIM, there are no legal or governmental actions, suits or proceedings pending or, to the best of the Company’s knowledge, (i) threatened against or affecting any of the Company Parties, (ii) which has as the subject thereof any officer or director of, or property owned or leased by, the Company Parties or (iii) relating to environmental or discrimination matters, where in any such case (A) any such action, suit or proceeding, if so determined adversely, would reasonably be expected to result in a Material Adverse Effect or adversely affect the consummation of the Transactions or (B) any such action, suit or proceeding is or would be material in the context of the offer and sale of Notes. No material labor dispute with the employees of any of the Company Parties, or with the employees of any principal supplier of the Company Parties, exists or, to the best of the Company’s knowledge, is threatened or imminent.

(r) Intellectual Property Rights. Except as otherwise disclosed in the CIM, the Company Parties own or possess, and as of the closing of the Transaction will own and possess, sufficient trademarks, service marks, trade names, patents, patent rights, copyrights, domain names, licenses, approvals, trade secrets, inventions, know-how (including unpatented and/or unpatentable proprietary or confidential information, systems or procedures), licenses and other similar rights (collectively, “Intellectual Property Rights”) reasonably necessary to conduct their businesses as now conducted and as to be conducted as described in the CIM, except where the failure to own or possess such Intellectual Property Rights would not have a Material Adverse Effect.

(s) All Necessary Permits, etc. Except as otherwise disclosed in the CIM, each of the Company Parties possess such valid and current certificates, authorizations or permits issued by the appropriate state, federal or other applicable regulatory agencies or bodies and such valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps and other technical information, in each case, necessary to conduct their respective businesses, and neither the Company nor any Guarantor has received, or has any reason to believe that it has received or will receive, any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

(t) Title to Properties. Each of the Company Parties has (i) generally satisfactory title to its oil and gas properties, title investigations having been carried out by the Company Parties in accordance with the practice in the oil and gas industry in the areas in which the Company Parties operate except as, in each case, would not result in a Material Adverse Effect, (ii) good and marketable title to all other real property owned by it to the extent necessary to carry on its business and (iii) good and marketable title to all personal property owned by it, in each case free and clear of all liens, encumbrances and defects except such as are described in the CIM or such as do not materially affect the value of the properties of the Company Parties, considered as one enterprise, and do not interfere with the use made and proposed to be made of such properties, by the Company Parties, considered as one enterprise; and all of the leases and subleases material to the business of the Company Parties, considered as one enterprise, and under which the Company Parties hold properties described in the CIM, are in full force and effect, and none of the Company Parties has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of any of the Company Parties under any of the leases or subleases mentioned above, or affecting or questioning the rights of any of the Company Parties to the continued possession of the leased or subleased premises under any such lease or sublease.

(u) Gas Imbalances; Prepayments. On a net basis there are no gas imbalances, take-or-pay or other prepayments that would require the Company or any of its subsidiaries to deliver Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding one-half bcf of gas (on an mcf equivalent basis) in the aggregate, other than as disclosed in the CIM or as would not result in a Material Adverse Effect.

(v) Tax Law Compliance. Except as disclosed in the CIM, the Company Parties have filed all necessary federal and state income and franchise tax returns and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them except as may be being contested in good faith and by appropriate proceedings, except as would not result in a Material Adverse Effect. The Company has made adequate charges, accruals and reserves in the applicable financial statements referred to in Sections 3(j) above in respect of all federal and state and income and franchise taxes for all periods as to which the tax liability of the Company or any of its subsidiaries has not been finally determined, other than as disclosed in the CIM or as would not result in a Material Adverse Effect.

(w) Company’s Accounting System. The Company makes and keeps accurate books and records and maintains a system of accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles as applied in the United States and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences in each case, other than as disclosed in the CIM or as would not result in a Material Adverse Effect.

(x) Insurance. Each of the Company Parties is insured by recognized, financially sound and reputable institutions with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for their businesses including, but not limited to, policies covering real and personal property owned or leased by the Company Parties against theft, damage, destruction, acts of vandalism, earthquakes and hurricanes, other than as disclosed in the CIM or as would not result in a Material Adverse Effect. The Company has no reason to believe that it or any Guarantor will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Change. Except as described in the CIM and except as would not result in a Material Adverse Effect, none of the Company Parties has been denied any insurance coverage which it has sought or for which it has applied.

(y) No Unlawful Contributions or Other Payments. Neither the Company Parties nor, to the best of the Company’s knowledge, any employee or agent of the Company Parties, has made any contribution or other payment to any official of, or candidate for, any federal, state or foreign office in violation of any law.

(z) Disclosure Controls and Procedures; Deficiencies in or Changes to Internal Control Over Financial Reporting. Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended), which (i) are designed to ensure that material information relating to the Parent, including its consolidated subsidiaries, is made known to the Parent’s principal executive officer and its principal financial officer by others within those entities and are effective in all material respects to perform the functions for which they were established. Based on the most recent evaluation of its disclosure controls and procedures, Parent is not aware of (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent is not aware of any change in its internal control over financial reporting that has occurred during its most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, its internal control over financial reporting.

(aa) Compliance with Environmental Laws. Except as described in the CIM or as would not, singly or in the aggregate, result in a Material Adverse Effect, (i) neither the Company nor any of its subsidiaries is in violation of any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (ii) the Company Parties have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (iii) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against any of the Company Parties and (iv) there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting any of the Company Parties relating to Hazardous Materials or any Environmental Laws.

(bb) Compliance with Laws. The Company has not been advised, and has no reason to believe, that it and each of the Guarantors are not conducting business in compliance with all applicable laws, rules and regulations of the jurisdictions in which it is conducting business, except where failure to be so in compliance would not result in a Material Adverse Effect.

(cc) Company Parties Not an “Investment Company.” Neither the Company nor any Guarantor is, and after receipt of payment for the Notes, will be, an “investment company” within the meaning of Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder.

(dd) Brokers. Except for the Placement Agents, there is no broker, finder or other party that is entitled to receive from the Company any brokerage or finder’s fee or other fee or commission as a result of the Regulation D Placement or the transactions contemplated thereby.

(ee) No Registration Required Under the Securities Act. Assuming the accuracy of the representations and warranties of the Placement Agents contained in Section 1(B) of the Placement Agency Agreement and of the Regulation D Purchasers contained in this Agreement and the compliance of such parties with the agreements set forth herein and therein, it is not necessary, in connection with the issuance and sale of the Regulation D Notes, in the manner contemplated by the Transaction Documents and the CIM, to register the Regulation D Notes under the Securities Act or to qualify the Indenture under the Trust Indenture Act.

(ff) QIBs and Accredited Investors. The Company will not offer or sell any of the Regulation D Notes to any person whom it reasonably believes is not (i) a “qualified institutional buyer” as defined in Rule 144A (“QIBs”) or (ii) an institutional “accredited investor” (as defined in clauses (1), (2), (3) and (7) of Rule 501(a) of Regulation D).

(gg) Regulation D Purchasers; Compliance With Rule 502(d). The Company will exercise reasonable care to ensure that the Regulation D Purchasers are not “underwriters” within the meaning of Section 2(a)(11) of the Securities Act and, without limiting the foregoing, that such purchases will comply with Rule 502(d) under the Securities Act.

(hh) No General Solicitation. To the knowledge of the Company, none of the Company Parties or any of their respective Affiliates have engaged, or will engage, directly or indirectly in any form of “general solicitation” or “general advertising” in connection with the offering of the Regulation D Notes (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act. To the knowledge of the Company, none of the Company Parties have entered, and will enter, into any arrangement or agreement with respect to the distribution of the Regulation D Notes, except for this Agreement, the Placement Agency Agreement, the Indenture, the Escrow Agreement, the Engagement Letter and the Registration Rights Agreement, and the Company agrees not to enter into any such arrangement or agreement.

(ii) No Offer and Sale Within Six Months. None of the Company Parties nor any of their respective Affiliates have sold or issued any security of the same or similar class or series as any of the Notes that would be required to be integrated with the Notes in a manner that would require registration under the Securities Act during the six-month period preceding the earlier of the date of this Agreement and the Closing Date, including any sales pursuant to Rule 144A, Regulation D or Regulation S. None of Parent, the Company nor any of its Affiliates have any intention of making, and will not make, an offer or sale of any securities that would be required to be integrated with the Notes in a manner that would require registration under the Securities Act, for a period of six months after the date of this Agreement, except for the offering of Notes as contemplated by this Agreement, the Registration Rights Agreement and the Regulation S Offering. As used in this paragraph, the terms “offer” and “sale” have the meanings specified in Section 2(a)(3) of the Securities Act.

The Company acknowledges that the Placement Agents and, for purposes of the opinion to be delivered pursuant to Section 6 hereof, counsel to the Company, will rely upon the accuracy and truthfulness of the foregoing representations and hereby consents to such reliance.

4. COVENANTS.

(a) Reasonable Best Efforts. Each party shall use its reasonable best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Sections 5 and 6 of this Agreement.

(b) Form D. The Company agrees to file a Form D with respect to the Regulation D Notes as required under Regulation D and to comply with any applicable state securities and “Blue Sky” laws in connection with the sale of the Regulation D Notes.

(c) Use of Proceeds. The net proceeds from the sale of the Notes will be used by the Company in the manner described in the Preliminary CIM and described or to be described in the CIM under the caption titled “Use of Proceeds.”

(d) Fees and Expenses. Except as otherwise set forth in the Regulation D Documents, each party to this Agreement shall bear its own expenses in connection with the sale of the Regulation D Notes to the Regulation D Purchasers.

(e) Publicity. The Regulation D Purchasers agree that they will not issue any press release or otherwise make any public statement, filing or other communication regarding the offering or the business, operations or financial condition of Parent or the Company without the prior consent of the Company, except to the extent required by law or legal process, in which case such Regulation D Purchaser shall provide the Company with prior notice of such disclosure. Parent and the Company agree that they will not publicly disclose the names of the Regulation D Purchasers or include the names of the Regulation D Purchasers, without the prior written consent of the Regulation D Purchasers, in any press release or other public statement, filing or other communication, except (a) in any registration statement in which such Regulation D Purchaser is identified as a selling securityholder, or (b) to the extent required by law or legal process (including but not limited to by the filing of one or more Form D’s with the Commission regarding the Regulation D Placement).

(f) Withholding Taxes. The Regulation D Purchasers shall deliver to the Company a properly completed and duly executed applicable Internal Revenue Service Form W-8 or W-9 that establishes a complete exemption from United States withholding tax. The Regulation D Purchasers will provide replacement forms on the obsolescence of such forms or inaccuracy of any information thereon.

5. CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL.

The obligation of the Company hereunder to issue and sell the Regulation D Notes to the Regulation D Purchasers at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing the Regulation D Purchasers with prior written notice thereof.

(a) The representations and warranties of the Regulation D Purchaser shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and the Regulation D Purchaser shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Regulation D Purchaser at or prior to the Closing Date.

(b) No injunction, restraining order or order of any nature by a governmental authority shall have been issued as of the Closing Date that would prevent or materially interfere with the consummation of the Offering or any of the transactions contemplated thereby; and no stop order suspending the qualification or exemption from qualification of any of the Securities in any jurisdiction shall have been issued and no proceeding for that purpose shall have been commenced or, to the knowledge of the Regulation D Purchasers after reasonable inquiry, be pending or contemplated as of the Closing Date.

(c) At least $750.0 million in aggregate principal amount of Notes shall have been sold by the Company to the Regulation D Purchasers and the Initial Purchasers and an amount shall have been borrowed by the Company under the Credit Agreement in an amount sufficient to repay all outstanding borrowings under the Amended and Restated Second Lien Credit Agreement, dated as of July 28, 2006 among the Company, various lenders named therein, BNP Paribas, and RBS Securities Corporation (the “Second Lien Facility”).

(d) No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority of competent jurisdiction that would, as of the Closing Date, render impossible the issuance or sale of the Regulation D Notes; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date, prevent the issuance or sale of the Notes.

6. CONDITIONS TO THE REGULATION D PURCHASERS’ OBLIGATION TO PURCHASE.

The several obligations of the Regulation D Purchasers hereunder to purchase the Regulation D Notes at the Closing are subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that (a) these conditions are for the Regulation D Purchasers’ sole respective benefit and may be waived by the Regulation D Purchasers at any time in their sole discretion (each with respect to itself only) by providing the Company with prior written notice thereof and (b) the Regulation D Purchasers acknowledge that their respective portions of the Purchase Price may be released from the Escrow Account pursuant to the terms of the Escrow Agreement upon receipt by the Closing Agent of the Company Closing Certificate as set forth in Section 1(b):

(a) Each of the Company Parties shall have executed and delivered, or caused to be delivered, to the Regulation D Purchasers or the Closing Agent (i) each of the Transaction Documents to which it is a party and (ii) the Regulation D Notes being purchased by the Regulation D Purchasers at the Closing pursuant to this Agreement, in each case in form and substance reasonably satisfactory to the Regulation D Purchasers or their agents.

(b) The Transactions shall have been consummated in accordance with their terms and in accordance with the applicable Transaction Documents and as described in the Preliminary CIM and as described or to be described in the CIM.

(c) At least $750.0 million in aggregate principal amount of Notes shall have been sold by the Company to the Regulation D Purchasers and the Initial Purchasers and an amount shall have been borrowed by the Company under the Credit Agreement in an amount sufficient to repay all outstanding borrowings under the Second Lien Facility.

(d) The Regulation D Notes shall have been designated for trading on PORTAL, to the extent so eligible.

(e) On the Closing Date, the Regulation D Purchasers or the Closing Agent (on behalf of the Regulation D Purchasers) shall have received the opinions of Vinson & Elkins LLP, U.S. counsel for Parent and the Company, and Appleby Hunter Bailhache, Bermuda counsel for Parent, in each case dated as of the Closing Date, substantially to the effect set forth on Annex C.

(f) The Company Parties shall have each delivered to the Regulation D Purchasers or the Closing Agent (on behalf of the Regulation D Purchasers) a certificate evidencing qualification by such entity as a foreign corporation and good standing issued by the Secretaries of State (or comparable office) of each of the jurisdictions in which the Company Parties operate as of a date within 30 days prior to the Closing Date.

(g) The Company Parties shall have delivered to the Regulation D Purchasers or the Closing Agent (on behalf of the Regulation D Purchasers) a certificate, executed by the Secretary of each of the Company Parties, and dated as of the Closing Date, as to (i) the resolutions consistent with Sections 3(b), 3(d), 3(e) and 3(f) as adopted by Board of Directors of each such entity in a form reasonably acceptable to the Regulation D Purchasers, and (ii) the memorandum of association, the certificate of incorporation and bylaws, or other organizational documents of each such entity.

(h) The representations and warranties of the Company Parties contained herein shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Regulation D Purchase Documents to be performed, satisfied or complied with by the Company Parties, as applicable, at or prior to the Closing Date. The Regulation D Purchasers or the Closing Agent (on behalf of the Regulation D Purchasers) shall have received certificates, executed by an authorized officer of each of the Parent and the Company, dated as of the Closing Date, to the foregoing effect. The statements of the Company Parties and their respective officers made in any certificates delivered pursuant to this Agreement may be made only in their official, rather than individual capacity, and shall be true and correct on and as of the Closing Date.

(i) No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority of competent jurisdiction that would, as of the Closing Date, render impossible the issuance or sale of the Regulation D Notes; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date, prevent the issuance or sale of the Regulation D Notes.

7. TERMINATION.

In the event that the Closing shall not have occurred due to the failure of the Company Parties or the Regulation D Purchasers to satisfy the conditions set forth in Sections 5 and 6 above (and the nonbreaching party’s failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on the third business day following the date previously scheduled to be the Closing Date subject to Section 1(a)(ii).

8. INDEMNIFICATION.

(i) In consideration of the Regulation D Purchasers’ execution and delivery of the Regulation D Purchase Documents and the issuance of the Regulation D Notes under the Indenture, and acquiring the Regulation D Notes hereunder and in addition to all of the other obligations of the Company under this Agreement, the Company, shall defend, protect, indemnify and hold harmless the Regulation D Purchasers and the Regulation D Purchasers’ stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives, including, without limitation, those retained in connection with the transactions contemplated by this Agreement (each, an “Indemnitee” and collectively, the “Indemnitees”), as incurred, from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to any misrepresentation or breach of any representation or warranty made by the Company in the Note Purchase Documents or any other certificate, instrument or document contemplated hereby or thereby. To the extent that the foregoing undertaking by each of the Parent and the Company may be unenforceable for any reason, each of the Parent and the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

(ii) Promptly after receipt by an Indemnitee under this Section 8 of notice of any claim or the commencement of any action or proceeding (including any governmental investigation), such Indemnitee will, if a claim for indemnification in respect thereof is to be made against the Company, notify the Company in writing of the commencement thereof; but the omission to so notify will not relieve it from any liability which the Company may have to any Indemnitee to the extent it is not materially prejudiced as a result thereof. In case any such action or proceeding is brought against any Indemnitee, and it notifies the Company of the commencement thereof, the Company will be entitled to participate therein, and to the extent that it may elect, by written notice delivered to such Indemnitee promptly after receiving the aforesaid notice from such Indemnitee, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnitee; provided, however, that if the defendants (including any impleaded parties) in any such action include both the Indemnitee and the Company (as applicable) and the Indemnitee shall have reasonably concluded that there may be legal defenses available to it and/or other Indemnitees which are different from or additional to those available to the Company, the Indemnitee or Indemnitees shall have the right to select separate counsel to defend such action on behalf of such Indemnitee or Indemnitees. Upon receipt of notice from the Company to such Indemnitee of its election to so appoint counsel to defend such action and approval by the Indemnitee of such counsel, the Company will not be liable to such Indemnitee under this Section 8 for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof unless: (A) the Indemnitee shall have employed separate counsel in accordance with the proviso to the preceding sentence (it being understood, however, that the Company shall not be liable for the expense of more than one separate counsel (in addition to any local counsel), approved by the Indemnitee representing the Indemnitees who are parties to such action); (B) the Company shall not have employed counsel reasonably satisfactory to the Indemnitee to represent the Indemnitee within a reasonable time after notice or commencement of the action; (C) the Company has authorized the employment of counsel for the Indemnitee at the expense of the Company; or (D) the use of counsel chosen by the Company to represent the Indemnitee would present such counsel with a conflict of interest.

(iii) The Company will not without the prior written consent of the Indemnitees, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnitees are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each Indemnitee from all liability arising out of such claim, action, suit or proceeding and does not include an admission of guilt of, or failure to act by, the Indemnitee, or include any injunctive relief against any Indemnitee. Neither the Company nor the Parent shall be liable for any settlement, compromise or the consent to the entry of judgment in connection with any such action effected without its written consent, but if settled with its written consent or if there be a final judgment for the plaintiff in any such action other than a judgment entered with the consent of such Indemnitee, or the Company shall indemnify and hold harmless any Indemnitee from and against any loss or liability by reason of such settlement or judgment.

(iv) Each Indemnitee shall furnish such information regarding itself or the claim in question as the Company may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation arising therefrom.

(v) Notwithstanding anything to the contrary herein, the rights and remedies provided in this Section 8 are the sole rights with respect to the transactions contemplated by this Agreement and no party hereto shall make any other claim for costs, damages of expenses (including fees and expenses of attorneys, consultants, experts or other representatives) to any fine of or penalty on or any liability of any other nature or otherwise, under, arising out of or relating to this Agreement, or the transactions contemplated hereby, whether based on contract, tort, strict liability, other laws or otherwise.

(vi) Notwithstanding anything to the contrary herein, the provisions of this Section 8 are intended solely for the benefit of the Regulation D Purchasers and not for the benefit of, nor may any provision hereby be enforced by, any other Person.

(vii) No indemnification will or may be sought under this Section 8, by any Person who would have been entitled to indemnification under this Section 8 two years after the date of this Agreement.

9. MISCELLANEOUS.

(a) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Energy XXI Gulf Coast, Inc.
Suite 2626
1021 Main
Houston, Texas 77002
Facsimile: 713-351-3300
Attn: David West Griffin, Director

Copy to:

Vinson & Elkins LLP
First City Tower
1001 Fannin Street
Suite 2500
Houston, Texas 77002-6760
Facsimile: 713-758-2346
Attn: T. Mark Kelly, Esq.

and if to the Regulation D Purchasers, to the applicable address and facsimile number set forth on Annex A hereto, or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (A), (B) or (C) above, respectively.

(b) Governing Law; Jurisdiction; Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the Borough of Manhattan in the City of New York or the courts of the State of New York in each case located in the Borough of Manhattan in the City of New York. Each party hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereby irrevocably waives any right it may have, and agrees not to request, a jury trial for the adjudication of any dispute hereunder or in connection with or arising out of this Agreement or any transaction contemplated hereby.

(c) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided that no party shall assign any of its rights or obligations hereunder without the prior written consent of the other party.

(d) Survival. Unless this Agreement is terminated under Section 7, the representations and warranties of the parties hereto contained in Sections 2 and 3, respectively, and the agreements and covenants set forth in Sections 4 and 8 shall survive the Closing.

(e) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(f) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(g) Entire Agreement. This Agreement and the Escrow Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof.

(h) Amendment. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. The failure by any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof. Any amendment to this Agreement made in conformity with the provisions of this Section 8(i) shall be binding on the Regulation D Purchasers and all holders of the Regulation D Notes purchased under this Agreement, as applicable.

(i) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided, that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(j) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person; provided, however, that each of the Placement Agents may rely upon Sections 1, 2, 3, and 4 hereof as if such representations, warranties, agreements and covenants, as applicable, were made directly to the Placement Agents. The parties further agree that the Placement Agents may rely on or, if the Placement Agents so requests, be specifically named as an addressee of, the legal opinions to be delivered pursuant to Section 6(e) of this Agreement.

(l) Limitation on Duties of Closing Agent and Placement Agents; Exculpation. Each party hereto agrees for the express benefit of each of the Closing Agent and the Placement Agents, their respective affiliates and their respective representatives that:

(i) Neither the Closing Agent, nor any of its respective affiliates or any of their representatives has any duties or obligations other than those specifically set forth herein.

(ii) None of the Closing Agent, the Placement Agents nor any of their respective affiliates or respective representatives (1) shall be liable for any improper payment made in accordance with the information provided by the Company; (2) makes any representation or warranty, or has any responsibilities as to the validity, accuracy, value or genuineness of any information, certificates or documentation delivered by or on behalf of the Company pursuant to this Agreement, the Placement Agency Agreement or the other Transaction Documents or in connection with any of the transactions contemplated hereby or thereby, including any information in the Preliminary CIM or the CIM or (3) shall be liable (x) for any action taken, suffered or omitted by any of them in good faith and reasonably believed to be authorized or within the discretion or rights or powers conferred upon it by this Agreement, the Placement Agency Agreement or any other Transaction Document or (y) for anything that any of them may do or refrain from doing in connection with this Agreement, the Placement Agency Agreement or any other Transaction Document, except for such party’s own gross negligence, willful misconduct or bad faith.

(iii) Each of the Closing Agent, the Placement Agents, their respective affiliates and their respective representatives shall be entitled to (1) rely on, and shall be protected in acting upon, any certificate, instrument, opinion, notice, letter or any other document or security delivered to any of them by or on behalf of the Company, and (2) be indemnified by the Company for acting as Placement Agent and Closing Agent, respectively, hereunder pursuant the indemnification provisions set forth in the Placement Agency Agreement, which hereby are incorporated by reference herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused their respective signature page to this Regulation D Purchase Agreement to be duly executed as of          , 2007.

ENERGY XXI GULF COAST, INC.

By:	/s/ J. Granger Anderson III
Name: J. Granger Anderson III Title: Vice President, Land

ENERGY XXI (BERMUDA) LIMITED

By:	/s/ David West Griffin
Name: David West Griffin Title: Chief Financial Officer

ENERGY XXI TEXAS, LP

By:	/s/ J. Granger Anderson III
Name: J. Granger Anderson III Title: Vice President, Land

ENERGY XXI TEXAS GP, LLC

By:	/s/ J. Granger Anderson III
Name: J. Granger Anderson III Title: Vice President, Land

ENERGY XXI GOM, LLC

By:	/s/ J. Granger Anderson III
Name: J. Granger Anderson III Title: Vice President, Land

PURCHASER

Insert name of Purchaser

By:
Name: Title:

Address: Telephone: Fax:

Annex A

Registration Information

Legal Name Of Regulation D Purchaser: ______________________________________________________________

Aggregate principal amount of Regulation D Notes to be purchased by you: $______________
(if special denominations required, please note)

Address Of Regulation D Purchaser: _________________________________________________________________

	Attention:	_________________________
Telephone Number: Fax Number:	__________________________________ __________________________________ __________________________________
Nominee (Name in which the Regulation D Notes are to be registered, if different than name of Regulation D Purchaser): ___________________________

Tax I.D. Number:	__________________________________

(If Acquired in the name of a nominee, the taxpayer I.D. number of such nominee)

Person To Receive Copies of Regulation D Purchase Documents

Name: Telephone Number: Email:	__________________________________ __________________________________ __________________________________

Operations Contacts
Primary: Telephone Number: Email: Secondary: Telephone Number: Email:
__________________________________
__________________________________
__________________________________
__________________________________
__________________________________
__________________________________

Mail Payment Notices (if different than mailing address):
__________________________________

Attention:	_________________________
Telephone Number:	__________________________________ __________________________________ __________________________________
Fax Number: State of Principal Place of Business:	__________________________________ __________________________________
Custodian Information:
Name: DTC Participant No.	__________________________________ __________________________________
Physical Delivery Instructions:
__________________________________

	Attention:	_________________________
Telephone Number:	__________________________________ __________________________________
Fax Number:	__________________________________

Tax Withholding Form Attached (indicate type): ____________________________________________________

Wire Transfer Instructions for Payments to Regulation D Purchaser under the Escrow Agreement: ____________________

Annex A-1

Annex B

List of Subsidiaries of the Company

Energy XXI Texas, LP

Energy XXI Texas GP, LLC

Energy XXI GOM, LLC

Annex B-1

Annex C

Opinion of Vinson & Elkins, as U.S. counsel for Parent and the Company, and Appleby Hunter Bailhache, as Bermuda counsel for Parent, to be delivered pursuant to Section 6(b) of the Purchase Agreement. [To be allocated among counsel]

References to the Preliminary CIM in this Exhibit include any supplements thereto at the Closing Date.

1. Each of the Company and the Guarantors is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation, with limited liability power and corporate power, as the case may be, and authority to own, lease and operate its properties and to conduct its business as described in the CIM and to enter into and perform its respective obligations under the Regulation D Purchase Agreement, Escrow Agreement, the Registration Rights Agreement and the Indenture (collectively the “Note Purchase Documents”), as the case may be.

2. Each of the Company and the Guarantors has all necessary corporate power and authority to execute and deliver the Note Purchase Documents, to perform its obligations thereunder to issue the Regulation D Notes.

3. The Regulation D Purchase Agreement has been duly authorized, executed and delivered by each of the Guarantors and the Company.

4. Each of the Indenture, Escrow Agreement, and the Registration Rights Agreement has been duly authorized, executed and delivered by the Company and each of the Guarantors, as the case may be, and constitutes a valid and binding agreement of the Company and each of the Guarantors, as the case may be, enforceable against the Company and each of the Guarantors, as the case may be, in accordance with its terms. The Indenture is in sufficient form for qualification under the Trust Indenture Act.

5. The Regulation D Notes, when executed, authenticated and issued in accordance with the terms of the Indenture and delivered to and paid for by the Regulation D Purchasers pursuant to the Purchase Agreement, will constitute valid and binding obligations of the Company, entitled to the benefits of the Indenture, enforceable against the Company in accordance with their terms.

6. The Guarantees, when the Regulation D Notes have been executed, authenticated and issued in accordance with the terms of the Indenture and delivered to and paid for by the Regulation D Purchasers pursuant to the Purchase Agreement, will constitute valid and binding obligations of the Guarantors, entitled to the benefits of the Indenture, enforceable against the Guarantors in accordance with their terms.

7. The Exchange Notes and the related Guarantees have been duly authorized by the Company and the Guarantors, as the case may be.

Annex C-1

8. The execution and delivery of the Note Purchase Documents by Parent, the Company and the subsidiaries of the Company, the performance by such companies of their respective obligations thereunder, including the issuance and sale of the Notes and the Guarantees, (i) will not result in any violation of the provisions of the charter, by-laws or equivalent constituent documents of Parent, the Company or any Guarantor; (ii) will not constitute a breach of, or default or a Debt Repayment Triggering Event under, or result in the creation or imposition of any security interest, mortgage, pledge, lien, charge, encumbrance or adverse claim upon any property or assets of Parent, the Company or any Guarantor, pursuant to any material Existing Instrument listed on identified on the annexed schedule furnished to us by the Company, and which the Company has represented lists all material agreements and instruments to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject; (iii) will not result in any violation of any federal, Delaware or New York law or, to the best knowledge of such counsel any administrative regulation or administrative or court decree, applicable to Parent, the Company or any of the subsidiaries of the Company; or (v) will not require any consent, approval, authorization or other order of, or registration (provided no opinion is given with respect to federal or state securities laws), or filing with, any court or other governmental or regulatory authority or agency, except (i) with respect to the transaction contemplated by the Registration Rights Agreement and may be required under the Securities Act and the Exchange Act, (ii) as required by federal or state securities or “blue sky” laws and (iii) for such consents, approvals, authorizations, orders, filings or registrations which have been obtained or made.

9. Assuming the accuracy of the representations and warranties of Parent, the Company and the Regulation D Purchasers contained in the Purchase Agreement and the compliance of such parties with the agreements set forth herein and therein, it is not necessary, in connection with the issuance and sale of the Regulation D Notes to the Regulation D Purchasers, in the manner contemplated by Note Purchase Documents and the CIM, to register the initial sale of the Regulation D Notes under the Securities Act or to qualify the Indenture under the Trust Indenture Act it being understood no opinion is given with respect to subsequent resales of the Regulation D Notes.

10. Neither the Parent nor the Company is, and after receipt of payment for the Notes, will be, an “investment company” within the meaning of, and subject to registration under, Investment Company Act.

Annex C-2